SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2003

Cedar Fair, L.P.

(Exact name of registrant as specified in its charter)

Delaware

1-9444

34-1560655

(State or other jurisdiction

of incorporation)

(Commission

File Number)

(Employer

Identification No.)

One Cedar Point Drive, Sandusky, Ohio

44870-5259

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code (419) 626-0830

(Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

On August 6, 2003, Cedar Fair, L.P. (the "Company") hosted its 2003 second quarter earnings conference call. During the question and answer portion of the call, the Company was asked what the risk was that it would be unable to increase the cash distribution at the end of the 2003 season, based on its revised cash flow projections. While recognizing that the Board of Directors will ultimately make the decision at its September meeting based on all the facts available at that time, management responded to the question by making the following points:

  For many years we have increased the cash distribution rate in September.

  We don't believe that the current distribution level is at risk, as long as we have a normal August.

  At this point, it does not look likely that we will increase the cash distribution rate this September.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION *

On August 5, 2003, Cedar Fair, L.P. issued a press release disclosing its 2003 second quarter earnings. A copy of the press release is attached as Exhibit 99 to this Current Report on Form 8-K.

* The information furnished under Item 12 of this Current Report on Form 8-K, including the exhibit attached hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cedar Fair, L.P.
By:	/s/ Bruce A. Jackson
Dated: August 6, 2003	Bruce A. Jackson
Corporate Vice President - Finance
(Chief Financial Officer)